OMRIX Biopharmaceuticals Provides Update on its Fibrin Patch Product Candidate

New York, NY, March 17, 2008 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, announced today that it has received a letter from the Food and Drug Administration providing the Company approval to commence a Phase II clinical trial in the U.S. for its Fibrin Patch product candidate in mild to moderate bleeding. The Company anticipates that the trial will commence in the second quarter of 2008 (2Q08).

In October 2007, the Company announced the results of its Phase 1 clinical trial with the Fibrin Patch as an adjunct to hemostasis in 10 patients in Israel. In November 2007, the Company submitted an IND to commence a clinical study in the U.S. for mild, moderate and severe bleeding. The Company has not yet received approval for and is continuing discussions with the FDA in response to their comments regarding the parameters of the study for severe bleeding. Omrix believes that it will reach an agreement with the FDA on the parameters of this study.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’ biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 13, 2007, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

Contact:

OMRIX Biopharmaceuticals, Inc.
Francesca M. DeMartino, 212-887-6510
Senior Director, Investor Relations
francesca.demartino@omrix.com

# # #